United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

Landmark Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-20878	43-1930755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Poyntz Avenue
Manhattan, Kansas 66502
(Address of principal executive offices) (Zip code)

(785) 565-2000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2013, Landmark National Bank (“LNB”), the wholly owned bank subsidiary of Landmark Bancorp, Inc. (the “Company”), announced the execution of an Agreement and Plan of Merger, dated August 1, 2013 (the “Merger Agreement”), by and among LNB, the Company, First Capital Corporation (“First Capital”) and its wholly owned bank subsidiary, Citizens Bank, National Association (“Citizens Bank”), which provides for the merger of Citizens Bank into LNB (the “Merger”). The Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Under the terms of the Merger Agreement, LNB will pay an amount in cash to First Capital that will be determined at the time of closing based upon the deposit accounts and value of certain real estate held by Citizens Bank, and the shares of stock of Citizens Bank will cease to exist following the Merger. Immediately prior to the Merger, Citizens Bank has agreed to distribute certain loans and other assets to First Capital, which will remain an independent entity following the Merger. The transaction is expected to close in the fourth quarter of 2013.

LNB has approximately $640 million in assets as of June 30, 2013, and operates 22 locations in 17 communities across Kansas. Citizens Bank has assets of approximately $270 million and operates eight locations in seven communities in eastern Kansas. Subsequent to Citizens Bank’s distribution to First Capital and LNB’s simultaneous repayment of Citizens Bank’s Federal Home Loan Bank advances and other liabilities, LNB will be acquiring approximately $195 million in assets. In addition, the Company has agreed to assume the trust preferred security obligations of First Capital in exchange for assets of an equal value.

The Merger has been unanimously approved by the board of directors of each of LNB and Citizens Bank, and is subject to certain regulatory approvals. LNB and Citizens Bank have made customary representations and warranties about their businesses and covenants pending the closing of the Merger, including covenants of Citizens Bank to conduct its business in the ordinary course.

Each party also has the right to terminate the Merger Agreement under certain circumstances. Either LNB or Citizens Bank may, with certain exceptions, terminate the Merger Agreement if the Merger is not consummated by end of the day on March 31, 2014.

The Company has also entered into a stock purchase agreement with First Capital, pursuant to which First Capital will have the opportunity to purchase up to $1 million of shares of stock of the Company following the closing of the Merger.

The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of LNB and Citizens Bank. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a shareholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Interested parties should read the Merger Agreement, together with the other information concerning the parties, including the information that the Company publicly files in reports and statements with the Securities and Exchange Commission.

Item 7.01.	Regulation FD Disclosure

A copy of the Press Release, dated August 1, 2013, issued by LNB and Citizens Bank, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

2.1	Agreement and Plan of Merger, dated August 1, 2013, among Landmark National Bank, Landmark Bancorp, Inc., Citizens Bank, National Association and First Capital Corporation

99.1	Press Release, dated August 1, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2013	Landmark Bancorp, Inc.

	By:	/s/ Mark A. Herpich
	Name:	Mark A. Herpich
	Title:	Vice President, Secretary, Treasurer and Chief Financial Officer